Exhibit 99.1

Tenzing Acquisition Corp. Announces Extension of Deadline to Complete a Business Combination

New York, NY, February 18, 2020 – Tenzing Acquisition Corp. (Nasdaq: TZACU, TZAC, TZACW) (the “Company”), a publicly-traded special purpose acquisition company, announced the vote by shareholders to extend the deadline to consummate an initial business combination from February 23, 2020 to May 26, 2020. Approximately 595,886 public shares were redeemed by existing stockholders in connection with the extension, leaving approximately $60,271,002 in cash in trust after redemptions. Our sponsor, or its designees, will contribute as a loan $0.099 for each public share that was not redeemed in connection with the extension, or $567,182.29 in the aggregate.

If the Company has executed a definitive agreement for a business combination by May 26, 2020, our sponsor, or its designees, will have the option, but no obligation, to extend such period one additional time, up to June 23, 2020, by depositing, as a loan, an additional $0.033 per public share into the trust account in connection with such additional extension.

ABOUT TENZING

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses that operate in India.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements and are based on future expectations, plans and prospects that involve a number of risks and uncertainties. Forward looking statements can be identified by use of words such as “believe,” “intend,” “expect,” “potential,” “will,” “may,” “should,” “estimate,” “anticipate” and derivatives or negatives of such words or similar words. The forward-looking statements and other information in this release are made as of the date hereof and are subject to risks and uncertainties, including, without limitation, whether the Company identifies a prospective target company on or before May 26, 2020, whether the Company will successfully enter into a definitive merger agreement with a target company on or before May 26, 2020 and the risks related to the consummation of a business combination. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Shareholders and investors are cautioned that the occurrence of any of these risks or uncertainties may cause actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it. The Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by law.

CONTACT:

Rahul Nayar

Tenzing Acquisition Corp.

Rnayar@tenzingacq.com